Exhibit 99.1

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831
Tel: 203 622-3131
Fax: 203 622-6080

unitedrentals.com

United Rentals Announces Pricing of $500 Million of Senior Notes

GREENWICH, Conn. — June 2, 2009 — United Rentals, Inc. (NYSE: URI) today announced that its subsidiary, United Rentals (North America), Inc. (“URNA”), has priced an offering of $500 million aggregate principal amount of 10.875% senior notes due 2016. The company had previously announced a proposed offering of $300 million and the offering size was increased to $500 million based on market demand. Net proceeds from the sale of the notes, after underwriting discounts and commissions, fees and expenses, will be $471.2 million. The notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in accordance with Regulation S under the Securities Act. The notes will be unsecured obligations of URNA and will be guaranteed on a senior basis by the parent company and, subject to limited exceptions, current and future domestic subsidiaries of URNA. The company expects the offering to close on June 9, 2009, subject to customary closing conditions.

The company plans to use the proceeds from the offering to purchase or retire outstanding senior indebtedness, pay down outstanding borrowings under URNA’s senior secured asset-backed revolving credit facility and for other general corporate purposes.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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Contact:

Fred Bratman

(203) 618-7318

Cell: (917) 847-4507

fbratman@ur.com